EXHIBIT 16


March  15,  1999


Securities  and  Exchange  Commission
450  Fifth  Street,  N.W.
Washington,  DC  20549

Ladies  and  Gentlemen:

Re:  Chancellor  Corporation

We have read Item 4 of Chancellor Corporation (the "Registrant") Form 8-K dated March 4, 1999 (the "Form 8-K").

With respect to the first sentence of the first paragraph of the Form 8-K, we make no comment.

We disagree with the comments in sub-paragraph (i) of the second sentence of the first paragraph of the Form 8-K, with respect to the absence of any disagreement. We advised the Registrant that, based on the information provided to us by the Registrant relating to its acquisition of M.R.B. Inc., Tomahawk Truck & Trailer Sales, Inc., Tomahawk Truck & Trailer Sales of Virginia, Inc., and Tomahawk Truck & Trailer Sales of Missouri, Inc., the Registrant's decision to reflect the purchase for accounting purposes as of August 1, 1998 did not comply with generally accepted accounting principles which require the purchase to be reflected as of January 29, 1999. Registrant's decision as to the accounting treatment it was going to use was set forth in its Form 8-K filed with the Commission on February 12, 1999.

We disagree with the comments in sub-paragraph (ii) of the second sentence of the first paragraph of the Form 8-K, with respect to the absence of "reportable events" as described in Item 304 of Regulation S-K. In connection with preliminary planning discussions with the Registrant regarding audit services for the year ended December 31, 1998, on February 17, 1999, we advised the Registrant that further investigation was required to determine whether adjustments were required for certain recorded assets and liabilities, which adjustments could materially impact the fairness or reliability of the financial statements for the year ended December 31, 1998.

We  make  no  comment  regarding  the  second  paragraph  of  the  Form  8-K.


Very  truly  yours,


/s/  Reznick  Fedder  &  Silverman
Reznick  Fedder  &  Silverman,  P.C.


cc:  Franklyn  E.  Churchill,  President

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